Exhibit 99.1

News Release

Cenveo Announces Second Quarter 2012 Results

2nd Quarter Cash Flow From Operating Activities of Continuing Operations of $33.4 million
Repurchase of $50.0 million of 7.875% Notes
Improvement in Operating Margins
Reaffirms Full Year Guidance

STAMFORD, CT – (August 8, 2012) – Cenveo, Inc. (NYSE: CVO) today announced results for the three and six months ended June 30, 2012.

The Company generated net sales of $438.9 million for the second quarter of 2012, compared to $469.9 million for the second quarter of 2011. The decrease in net sales was primarily due to lower sales in our print and envelope product lines as a result of lower direct mail volumes from our financial services customers, the closure and consolidation of a print plant and our decision to exit certain low margin businesses. The Company generated net sales of $894.5 million for the first six months of 2012, compared to $946.9 million for the first six months of 2011. The decrease in net sales was primarily due to lower sales in our print and envelope product lines as a result of lower direct mail volumes from our financial services customers, customer product launches in the first six months of 2011 that did not repeat in the first six months of 2012, the closure and consolidation of a print plant and our decision to exit certain low margin businesses. The Company expects the direct mail market to strengthen in the second half of 2012. Net sales from our label and packaging business lines remained relatively flat for the second quarter of 2012 and for the six months of 2012 despite our decision to exit low margin businesses within those platforms, which has been offset in part by our e-commerce initiatives and new account wins in our packaging business.

Operating income was $29.0 million for the second quarter of 2012, compared to $26.3 million for the second quarter of 2011. The increase in operating income was primarily due to our lower cost structure as a result of the integration of our Envelope Product Group (“EPG”) acquisition and lower compensation related expenses, offset by increased pension expense and lower byproduct recoveries. Non-GAAP operating income was $36.3 million for the second quarter of 2012, compared to $37.3 million for the second quarter of 2011. Operating income was $43.2 million for the first six months of 2012, compared to $45.5 million for the first six months of 2011. The decrease in operating income was primarily due to increased restructuring, impairment and other charges as a result of the closure and consolidation of a print plant and other cost savings actions executed in the first quarter of 2012, increased pension expense and lower recoveries, offset in part by our lower cost structure due to the integration of our EPG acquisition and lower compensation related expenses. Non-GAAP operating income was $67.9 million for the first six months of 2012, compared to $68.8 million for the first six months of 2011. Non-GAAP operating income excludes integration, acquisition and other charges, stock-based compensation provision, restructuring, impairment and other charges.

For the second quarter of 2012, the Company had income from continuing operations of less than $0.1 million, or less than $0.01 per share, compared to loss from continuing operations of $1.6 million, or $0.02 per share for the second quarter of 2011. On a Non-GAAP basis, income from continuing operations was $8.4 million, or $0.13 per share, for the second quarter of 2012 as compared to $7.5 million, or $0.12 per share, for the second quarter of 2011. For the first six months of 2012, the Company had a loss from continuing operations of $22.5 million, or $0.36 per share, compared to loss from continuing operations of $0.5 million, or $0.01 per share for the first six months of 2011. On a Non-GAAP basis, income from continuing operations was $11.7 million, or $0.18 per share, for the first six months of 2012 as compared to $8.6 million, or $0.14 per share, for the first six months of 2011. Non-GAAP income (loss) from continuing operations excludes integration, acquisition and other charges, stock-based compensation provision, restructuring, impairment and other charges, gain on bargain purchase, loss on early extinguishment of debt, net and adjusts income taxes to reflect an estimated cash tax rate. A reconciliation of income (loss) from continuing operations to Non-GAAP income from continuing operations is presented in the attached tables.

Adjusted EBITDA for the second quarter of 2012 was $53.1 million, compared to Adjusted EBITDA for the second quarter of 2011 of $53.5 million. Adjusted EBITDA for the first six months of 2012 was $100.1 million, compared to Adjusted EBITDA for the first six months of 2011 of $100.9 million. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, integration, acquisition and other charges, stock-based compensation provision, restructuring, impairment and other charges, gain on bargain purchase, loss on early extinguishment of debt, net and (loss) income from discontinued operations, net of taxes.

Financing and 2013 Maturity update:

During the second quarter of 2012, the Company successfully raised $65 million of additional term loan and amended its credit agreement to allow the Company to repurchase its remaining 7.875% notes that mature in December 2013. Given this increased flexibility to repurchase these notes, the Company repurchased and retired $50.0 million of these notes during the second quarter of 2012. At present, $98.5 million of these notes remain outstanding. The Company will continue to use its free cash flow and available borrowing capacity to aggressively repurchase these notes for the foreseeable future. The Company fully expects to redeem the entire maturity by early 2013.

Pension relief:

With passage of pension relief in July of 2012 in connection with the Moving Ahead for Progress in the 21st Century Act (“MAP-21”), the Company estimates it will reduce its pension contributions in excess of $10.5 million through 2013, of which approximately $3.0 million is expected to reduce its 2012 contributions and the remainder will reduce its 2013 contributions.

Robert G. Burton, Sr., Chairman and Chief Executive Officer stated:
“Our second quarter results were in line with our expectations as we continued to execute well despite a challenging economic back drop. We were able to generate over $33 million in cash flow from operating activities of continuing operations, pay down debt and materially address our notes maturing in December 2013 by retiring $50.0 million of these notes. I feel highly confident in our plan to quickly address the remaining $98.5 million by continuing to generate strong cash flow and continuing to drive working capital improvements. Also, the passage of MAP-21 with its pension plan interest rate stabilization is very positive for Cenveo. We currently estimate this legislation will reduce our planned pension contributions in excess of $10.5 million through 2013 and provides us additional cash to reduce our notes maturing in 2013, repay other outstanding debt or invest in our growing businesses.”

“Operationally, our label and packaging products continue to deliver solid performances in 2012, with strong e-commerce revenue and production expansion offsetting our planned decision to walk away from unprofitable business. Despite being challenged by some cyclical and customer specific issues, our envelope operations delivered expected revenue and operational results met our expectations. As we stated earlier this year, we expect the direct mail market to firm in the second half of 2012 as our customers return to a more normalized ordering pattern. Our print products were led by improving performance out of our print group. Our publisher services operations continue to be affected by macro trends and in changes in the timing of customer purchases offset by continued improvement in our content management business.”

Mr. Burton concluded:
“As we enter the back half of the year, 2012 is generally progressing in line with our expectations. Despite a challenging macro environment, we have been able to drive cash flow, pay down debt and increase our operating margins. We are intensely focused at addressing our capital structure, particularly our 7.875% notes that mature at the end 2013, and fully expect to address the remaining $98.5 million by early 2013. Lastly, based on our current outlook, recent sales momentum and our focus on our cost structure, we remain on track to deliver the full year targets that are consistent with our previous guidance.”

Management Appointments:
The Company also announced the following promotions: Scott J. Goodwin has been promoted to the position of Chief Financial Officer. Mr. Goodwin previously held the position of Chief Accounting Officer. He replaces Mark S. Hiltwein who has been promoted to President of the Envelope Group.

Mr. Burton stated:
"Given our desire to continue to look to improve our operations and focus our best resources on driving value, these promotions make perfect sense. Both Mark and Scott have had long successful tenures at Cenveo and have been key contributors to our success. Their promotions are well deserved and will set us up well for the future."

Conference Call:
Cenveo will host a conference call tomorrow, Thursday, August 9, 2012 at 10:00 a.m. Eastern Time. The conference call will be available via webcast, which can be accessed via the Internet at www.cenveo.com.

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (in thousands, except per share data) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Net sales	$438,907	$469,899	$894,490	$946,870
Cost of sales	357,348	382,677	732,351	775,389
Selling, general and administrative expenses	45,646	52,903	95,342	111,486
Amortization of intangible assets	2,586	2,592	5,209	5,166
Restructuring, impairment and other charges	4,354	5,465	18,376	9,292
Operating income	28,973	26,262	43,212	45,537
Gain on bargain purchase	—	(540)	—	(11,079)
Interest expense, net	28,796	29,412	56,648	59,629
Loss on early extinguishment of debt, net	785	—	11,414	—
Other (income) expense, net	(1,116)	148	(818)	337
Income (loss) from continuing operations before income taxes	508	(2,758)	(24,032)	(3,350)
Income tax expense (benefit)	470	(1,206)	(1,486)	(2,811)
Income (loss) from continuing operations	38	(1,552)	(22,546)	(539)
(Loss) income from discontinued operations, net of taxes	(439)	1,926	(5,073)	3,697
Net (loss) income	(401)	374	(27,619)	3,158
Other comprehensive income (loss):
Reclassifications of losses related to interest rate swaps into earnings, net of taxes	—	687	—	1,792
Currency translation adjustment	(2,202)	169	(758)	1,401
Comprehensive (loss) income	$(2,603)	$1,230	$(28,377)	$6,351

Income (loss) per share – basic:
Continuing operations	$—	$(0.02)	$(0.36)	$(0.01)
Discontinued operations	(0.01)	0.03	(0.08)	0.06
Net (loss) income	$(0.01)	$0.01	$(0.44)	$0.05

Income (loss) per share – diluted:
Continuing operations	$—	$(0.02)	$(0.36)	$(0.01)
Discontinued operations	(0.01)	0.03	(0.08)	0.06
Net (loss) income	$(0.01)	$0.01	$(0.44)	$0.05

Weighted average shares outstanding:
Basic	63,476	62,862	63,441	62,802
Diluted	63,476	62,862	63,441	62,802

Cenveo, Inc. and Subsidiaries
Reconciliation of Income (Loss) from Continuing Operations to Non-GAAP Income from Continuing Operations and Related Per Share Data
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011

Income (loss) from continuing operations	$38	$(1,552)	$(22,546)	$(539)
Integration, acquisition and other charges	1,574	3,056	3,321	8,972
Stock-based compensation provision	1,406	2,510	2,993	5,018
Restructuring, impairment and other charges	4,354	5,465	18,376	9,292
Gain on bargain purchase	—	(540)	—	(11,079)
Loss on early extinguishment of debt, net	785	—	11,414	—
Income tax (expense) benefit	211	(1,438)	(1,848)	(3,077)
Non-GAAP income from continuing operations	$8,368	$7,501	$11,710	$8,587

Income (loss) per share – diluted:
Continuing operations	$—	$(0.02)	$(0.36)	$(0.01)
Integration, acquisition and other charges	0.03	0.04	0.05	0.14
Stock-based compensation provision	0.02	0.04	0.05	0.08
Restructuring, impairment and other charges	0.07	0.09	0.29	0.15
Gain on bargain purchase	—	(0.01)	—	(0.18)
Loss on early extinguishment of debt, net	0.01	—	0.18	—
Income tax (expense) benefit	—	(0.02)	(0.03)	(0.04)
Non-GAAP continuing operations income per share	$0.13	$0.12	$0.18	$0.14

Weighted average shares—diluted	63,476	63,439	63,474	63,224

Cenveo, Inc. and Subsidiaries Reconciliation of Net (Loss) Income to Adjusted EBITDA (in thousands) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011

Net (loss) income	$(401)	$374	$(27,619)	$3,158
Interest expense, net	28,796	29,412	56,648	59,629
Income tax expense (benefit)	470	(1,206)	(1,486)	(2,811)
Depreciation	13,068	13,811	26,193	27,256
Amortization of intangible assets	2,586	2,592	5,209	5,166
Integration, acquisition and other charges	1,574	3,056	3,321	8,972
Stock-based compensation provision	1,406	2,510	2,993	5,018
Restructuring, impairment and other charges	4,354	5,465	18,376	9,292
Gain on bargain purchase	—	(540)	—	(11,079)
Loss on early extinguishment of debt, net	785	—	11,414	—
Loss (income) from discontinued operations, net of taxes	439	(1,926)	5,073	(3,697)
Adjusted EBITDA, as defined	$53,077	$53,548	$100,122	$100,904

Cenveo, Inc. and Subsidiaries Reconciliation of Operating Income to Non-GAAP Operating Income (in thousands) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011

Operating income	$28,973	$26,262	$43,212	$45,537
Integration, acquisition and other charges	1,574	3,056	3,321	8,972
Stock-based compensation provision	1,406	2,510	2,993	5,018
Restructuring, impairment and other charges	4,354	5,465	18,376	9,292
Non-GAAP operating income	$36,307	$37,293	$67,902	$68,819

CENVEO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,067	$17,753
Accounts receivable, net	263,168	288,483
Inventories	131,102	133,796
Prepaid and other current assets	64,819	72,742
Assets of discontinued operations - current	—	22,956
Total current assets	473,156	535,730

Property, plant and equipment, net	304,129	328,567
Goodwill	191,155	190,822
Other intangible assets, net	217,881	223,563
Other assets, net	87,875	79,490
Assets of discontinued operations - long-term	—	27,416
Total assets	$1,274,196	$1,385,588
Liabilities and Shareholders’ Deficit

Current liabilities:
Current maturities of long-term debt	$13,261	$8,809
Accounts payable	170,498	186,648
Accrued compensation and related liabilities	28,054	39,155
Other current liabilities	76,787	95,907
Liabilities of discontinued operations - current	—	5,346
Total current liabilities	288,600	335,865

Long-term debt	1,210,105	1,237,534
Other liabilities	183,012	185,419
Liabilities of discontinued operations - long-term	—	8,474
Commitments and contingencies	—	—
Shareholders’ deficit:
Preferred stock	—	—
Common stock	635	633
Paid-in capital	352,948	350,390
Retained deficit	(700,466)	(672,847)
Accumulated other comprehensive loss	(60,638)	(59,880)
Total shareholders’ deficit	(407,521)	(381,704)
Total liabilities and shareholders’ deficit	$1,274,196	$1,385,588

CENVEO, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (Unaudited)
	Six Months Ended
	June 30, 2012	July 2, 2011
Cash flows from operating activities:
Net (loss) income	$(27,619)	$3,158
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Loss on sale of discontinued operations, net of taxes	5,319	—
Income from discontinued operations, net of taxes	(246)	(3,697)
Depreciation and amortization, excluding non-cash interest expense	31,402	32,425
Non-cash interest expense, net	3,786	2,875
Deferred income taxes	(3,189)	(2,631)
(Gain) loss on sale of assets	(1,118)	292
Non-cash restructuring, impairment and other charges, net	10,633	1,758
Gain on bargain purchase	—	(11,079)
Loss on early extinguishment of debt, net	11,414	—
Stock-based compensation provision	2,993	5,018
Other non-cash charges	2,835	3,949
Changes in operating assets and liabilities, excluding the effects of acquired businesses:
Accounts receivable	24,017	5,909
Inventories	1,047	(5,112)
Accounts payable and accrued compensation and related liabilities	(24,305)	(7,052)
Other working capital changes	(13,091)	(13,168)
Other, net	(7,341)	(4,915)
Net cash provided by operating activities of continuing operations	16,537	7,730
Net cash (used in) provided by operating activities of discontinued operations	(4,550)	4,119
Net cash provided by operating activities	11,987	11,849
Cash flows from investing activities:
Cost of business acquisitions, net of cash acquired	(644)	(54,784)
Capital expenditures	(11,328)	(8,200)
Proceeds from sale of property, plant and equipment	1,948	10,864
Proceeds from sale of intangible asset	1,700	—
Net cash used in investing activities of continuing operations	(8,324)	(52,120)
Net cash provided by (used in) investing activities of discontinued operations	39,921	(347)
Net cash provided by (used in) investing activities	31,597	(52,467)
Cash flows from financing activities:
Repayment of 10.5% senior notes	(169,875)	—
Repayment of 7.875% senior subordinated notes	(180,139)	—
Borrowings (repayment) of Term Loan B due 2016	18,948	(1,900)
Repayment of 8.375% senior subordinated notes	(24,787)	—
Payment of financing related costs and expenses and debt issuance discounts	(32,335)	—
Repayments of other long-term debt	(2,639)	(3,556)
Retirement of common stock upon vesting of RSUs	(434)	(496)
Proceeds from issuance of 11.5% senior notes	225,000	—
Proceeds from issuance of 7% senior exchangeable notes	86,250	—
Borrowings under revolving credit facility, net	34,700	8,200
Proceeds from exercise of stock options	—	318
Net cash (used in) provided by financing activities of continuing operations	(45,311)	2,566
Net cash used in financing activities of discontinued operations	(1,652)	—
Net cash (used in) provided by financing activities	(46,963)	2,566
Effect of exchange rate changes on cash and cash equivalents	(307)	(68)
Net decrease in cash and cash equivalents	(3,686)	(38,120)
Cash and cash equivalents at beginning of period	17,753	49,756
Cash and cash equivalents at end of period	$14,067	$11,636

###

In addition to results presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), included in this release are certain non-GAAP financial measures, including Adjusted EBITDA, non-GAAP income from continuing operations, non-GAAP operating income, non-GAAP operating income margin, and free cash flow. Non-GAAP operating income is defined as operating income excluding integration, acquisition and other charges, stock-based compensation provision, and restructuring, impairment and other charges. Non-GAAP operating income margin is calculated by dividing non-GAAP operating income into net sales. Free cash flow is defined as Adjusted EBITDA less cash interest, cash taxes, and net capital expenditures. These non-GAAP financial measures as defined herein, and should be read in conjunction with GAAP financial measures. A reconciliation of (loss) income from continuing operations to non-GAAP income from continuing operations and operating (loss) income to non-GAAP operating income is presented in the attached tables. These non-GAAP financial measures are not presented as an alternative to cash flows from continuing operations, as a measure of our liquidity or as an alternative to reported net loss as an indicator of our operating performance. The non-GAAP financial measures as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA, non-GAAP income from continuing operations, non-GAAP operating income, non-GAAP operating income margin and free cash flow along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value. Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives. We also use Adjusted EBITDA internally to evaluate the operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities. The non-GAAP financial measures included in this press release are reconciled to their most directly comparable GAAP financial measures in the tables included herein.

Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom labels, specialty packaging, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With approximately 7,900 employees worldwide, we pride ourselves on delivering quality solutions and service every day for our more than 100,000 customers. For more information please visit us at www.cenveo.com.
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Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. In view of such uncertainties, investors should not place undue reliance on our forward-looking statements. Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from management’s expectations include, without limitation: (i) the recent United States and global economic conditions, which have adversely affected us and could continue to do so; (ii) our substantial level of indebtedness, which could impair our financial condition and prevent us from fulfilling our business obligations; (iii) our ability to service or refinance our debt; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings that are available to us could further exacerbate our risk exposure from debt; (vi) our ability to successfully integrate acquired businesses into our business; (vii) a decline of our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets, including goodwill, other long-lived assets and deferred tax assets; (viii) intense competition and fragmentation in our industry; (ix) the general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for our products; (xi) the availability of the internet and other electronic media may adversely affect our business; (xii) increases in paper costs and decreases in the availability of raw materials; (xiii) our labor relations; (xiv) our compliance with environmental laws; (xv) our dependence on key management personnel; (xvi) our dependence upon information technology systems; and (xvii) our international operations and the risks associated with operating outside of the United States. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.